Serina Therapeutics Appoints Farrell Simon to its Board of Directors
HUNTSVILLE, Ala., July 22, 2026, (GLOBE NEWSWIRE) – Serina Therapeutics, Inc. (“Serina” or the “Company”) (NYSE American: SER), a clinical-stage biotechnology company advancing its proprietary POZ Platform™ drug optimization technology, today announced the appointment of Farrell Simon, Pharm. D., to its Board of Directors, effective immediately. Dr. Simon will also serve on the Board's Audit and Compensation Committees.

“We are pleased to welcome Dr. Simon to Serina’s Board of Directors,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “Farrell has been a key leader at Trevi as the company has significantly expanded its enterprise value and raised substantial capital to advance its pipeline. His experience in commercial strategy, business development and investor engagement will be invaluable as we advance SER-252 through development and execute on the broader potential of our POZ platform.”

Dr. Simon is a biotech, pharmaceutical and consumer health executive with expertise in commercial strategy, operations, and business development. He currently serves as Chief Commercial Officer at Trevi Therapeutics, Inc., where he leads commercial strategy, lifecycle management, and pre-commercial readiness planning. He also leads business development efforts for potential partnerships and M&A. During his tenure at Trevi, he helped engage Trevi’s investor base and supported financings totaling more than $400 million from top-tier investors including Frazier, Vivo, Venrock, and Viking. Prior to Trevi, Dr. Simon spent a decade at Pfizer in a series of senior commercial and strategic leadership roles, including Biopharma Chief of Staff and global commercial leadership positions supporting major brands and pipeline assets. He holds a Doctor of Pharmacy degree and an MBA, with a concentration in Finance, from the University of Florida.
“I am excited to join Serina’s Board at this important stage in the Company’s evolution,” said Farrell Simon. “Serina has a differentiated platform, a promising lead program, and multiple strategic paths to create value, and I look forward to helping the Company advance its clinical, partnering, and corporate objectives.”
SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by an independent Safety Monitoring Committee, and the study is being conducted across sites in the United States and Australia, with plans to expand to South Korea and Taiwan.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water-soluble, low viscosity polymer called poly(2-oxazoline). The POZ platform is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer Inc. to use Serina’s POZ polymer technology in lipid nanoparticle (LNP) drug delivery formulations.

About SER-252 (POZ-apomorphine)
SER-252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER-252 to provide CDS without skin reactions.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of federal securities laws that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management’s current expectations, plans, beliefs, or forecasts for the future, and are subject to uncertainty and changes in circumstances. The facts and assumptions underlying these statements may change, and undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made.
Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “targeting,” “expects,” or “estimates”) should be considered to be forward-looking statements, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, and Serina’s planned clinical programs, including planned clinical trials. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, clinical trial timing and outcomes, regulatory review and approval, Serina’s ability to continue as a going concern, and competitive developments. These risks, as well as other risks, are more fully discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other periodic reports and documents filed from time to time with the SEC. Except as required by law, Serina assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.
For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630